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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /     Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

                           ICN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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
                           ICN PHARMACEUTICALS, INC.

                                                                 August 27, 1999

To the Stockholders of ICN Pharmaceuticals, Inc.:

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of ICN Pharmaceuticals, Inc., which will be held on September 22, 1999, at 10:00 a.m. at The Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. Official Notice of the Meeting, a Proxy Statement and a form of proxy accompany this letter.

     The Company's Annual Report to Stockholders, including audited financial statements, accompanies this Proxy Statement. Please mark, date, sign and return the proxy in the enclosed envelope so that your shares may be represented. This will not prevent you from voting in person should you so desire, but will help secure a quorum necessary for the transaction of business.

                                          By Order of the Board of Directors,

                                          /s/ Milan Panic

                                          MILAN PANIC
                                          Chairman of the Board

                           ICN PHARMACEUTICALS, INC.
                               3300 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 22, 1999

                            ------------------------

To the Stockholders of
ICN Pharmaceuticals, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York 10022, on
September 22, 1999, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

     1. The election of six directors, to hold office until the 2002 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

     2. To consider a stockholder proposal to provide for a mandatory retirement policy for directors of the Company.

     3. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on August 10, 1999 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          /s/ Milan Panic

                                          MILAN PANIC
                                          Chairman of the Board


                                          /s/ David C. Watt

                                          DAVID C. WATT
                                          Secretary

Dated: August 27, 1999

     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                           ICN PHARMACEUTICALS, INC.
                               3300 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               SEPTEMBER 22, 1999

     This Proxy Statement is being mailed on or about August 27, 1999, to stockholders of ICN Pharmaceuticals, Inc. (the "Company" or "ICN") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on September 22, 1999, or adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in accordance with the recommendations of the Board of Directors. A stockholder who executes and returns the enclosed proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Chairman of the Board of the Company, at the address of the Company, or by revoking it in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned the enclosed proxy does not alone revoke the proxy.

     The costs of preparing and mailing this Notice and Proxy Statement and the enclosed form of proxy will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may, at the Company's expense, solicit proxies in person and by telephone or telegraph. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The Company will pay fees estimated at $14,000, plus reasonable out-of-pocket expenses incurred by them. The Company will pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for forwarding solicitation material to principals and for obtaining their instructions.

                               VOTING SECURITIES

     As of the close of business on August 10, 1999, there were outstanding 78,235,052 shares of the Company's common stock, par value $.01 per share, (the "Common Stock" or the "Shares") held of record by approximately 8,538 stockholders, each of which shares is entitled to one vote at the Annual Meeting. The Company has no other class of voting securities outstanding.

                                     MERGER

     On November 1, 1994, the stockholders of ICN Pharmaceuticals, Inc. ("Old ICN"), SPI Pharmaceuticals, Inc. ("SPI"), Viratek, Inc. ("Viratek"), and ICN Biomedicals, Inc. ("Biomedicals") (collectively, the "Predecessor Companies") approved a business combination involving the Predecessor Companies ("the Merger"). On November 10, 1994, SPI, Old ICN and Viratek merged into ICN Merger Corp. (then a wholly-owned subsidiary of SPI), and Biomedicals merged into ICN Subsidiary Corp., a wholly-owned subsidiary of ICN Merger Corp. In the Merger, all of the stockholders of the Predecessor Companies (other than Old ICN) received shares of Common Stock in exchange for the shares of common stock of the predecessor companies at specified exchange rates for each of the Predecessor Companies. In conjunction with the Merger, ICN Merger Corp. was renamed ICN Pharmaceuticals, Inc. For accounting purposes, SPI is the acquiring company and, as a result, the Company reports the historical financial data of SPI in its financial results for periods prior to the Merger.

                                  ICN PROPOSAL

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors be divided into three classes of directors. Six directors are to be elected at the 1999 Annual Meeting, each to serve until the 2002 Annual Meeting of Stockholders and until his successor is elected and qualified. The nominees are Norman Barker, Jr., David H. Batchelder, Birch Bayh, Jr., Alan F. Charles, Adam Jerney and Stephen D. Moses, all of whom currently serve as directors of the Company. If for any reason any nominee should not be available for election or be unable to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will be unavailable for election or unable to serve.

     The Board of Directors of the Company recommends that the stockholders vote FOR the election of the six nominees for director named in this Proxy Statement.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the six nominees listed above. If any other matters are properly presented at the Meeting for action, other than the election of directors, and a stockholders proposal to amend the By-Laws which is not presently contemplated, the proxy holder will vote the proxies (which confer discretionary authority upon such holder to vote on such matters) in accordance with their best judgment.

     The presence, in person or by proxy, of the holders of a majority of the Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast by the holders of the Shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote their Shares is required to elect directors. Abstentions and broker non-votes in connection with the election of directors shall have no effect on such matters since directors are elected by a plurality of the votes cast at the Annual Meeting.

                 INFORMATION CONCERNING NOMINEES AND DIRECTORS

     The current Board of Directors consists of sixteen members: Messrs. Barker, Batchelder, Charles, Jerney and Moses and Sen. Bayh are standing for re-election; Messrs. Guillemin, Kurz, Manatt, Panic and M. Smith are serving until the 2000 Annual Meeting of Stockholders; and Messrs. Jolley, Lenagh, R. Smith, Starr and Kozyrev will serve until the 2001 Annual Meeting of Stockholders.

     The Board has elected Mr. David H. Batchelder as a member of the Board of Directors of the Company, as well as a nominee to be elected at the 1999 Annual Meeting. Mr. Batchelder is a Principal and Managing Member of Relational Investors, LLC ("RILLC") which currently owns 1,563,900 shares of the Company's common stock. In connection with the nomination of Mr. Batchelder, the Company has entered into a Standstill Agreement with RILLC whereby RILLC agrees not to acquire in excess of 10% of the outstanding common stock of the Company, directly or indirectly. In addition, should RILLC seek to nominate an additional director prior to the 2000 Annual Meeting, the Company will propose three independent candidates, one of whom will be selected by RILLC to be nominated to stand for election at the Company's 2000 Annual Meeting.

     Set forth below with respect to each director is certain personal information, including the present principal occupation and recent business experience, age, year commenced service as a director of the Company (including service as a director of a Predecessor Company) and other corporate directorships (reference to ICN below includes service to Old ICN as applicable).

DIRECTORS NOMINATED FOR ELECTION:

                                                                           YEAR
                                                                         COMMENCED
                                                                         SERVING AS
                                                                         DIRECTOR OF    OTHER CORPORATE
                 NAME AND PRINCIPAL OCCUPATION                    AGE    THE COMPANY    DIRECTORSHIPS
---------------------------------------------------------------   ---    -----------    -----------------------------
NORMAN BARKER, JR. (a)(c)(g) ..................................   77         1988       Bank Plus, Inc.; TCW
  Mr. Barker is the retired Chairman of the Board of First                              Convertible Securities, Inc.
  Interstate Bank of California and Former Vice Chairman of the
  Board of First Interstate Bancorp. Mr. Barker joined First
  Interstate Bank of California in 1957 and was elected
  President and Director in 1968, Chief Executive Officer in
  1971 and Chairman of the Board in 1973. He retired as
  Chairman of the Board at the end of 1985.

DAVID H. BATCHELDER ...........................................   50        1999       Apria Healthcare Group, Inc.,
  Mr. Batchelder is a Principal and Managing Member of                                  Morrison Knudsen Corporation,
  Relational Investors, LLC, of which he was a founder in 1996.                         Neuvo Energy Company
  He has served as the Chairman and Chief Executive Officer of
  Batchelder & Partners, Inc., a financial advisory and
  investment-banking firm based in San Diego, California, since
  1988.

BIRCH E. BAYH, JR., ESQ. (a)(g) ...............................   71         1992       Simon Property Group
  Sen. Bayh is a senior partner in the Washington, D.C. law
  firm of Oppenheimer, Wolff, Donnelly & Bayh, L.L.P. He
  previously was head of the Washington office of Bayh,
  Connaughton & Stewart, L.L.P. (1991-1997) and Rivkin, Radler,
  Bayh, Hart & Kremer (1985-1991), and a partner in the
  Indianapolis, Indiana and Washington, D.C. law firm of Bayh,
  Tabbert & Capehart (1981-1985). Sen. Bayh served as a United
  States Senator from the state of Indiana from 1963-1981.

ALAN F. CHARLES (a)(f) ........................................   61         1986       Rand Institute of Civil
  Mr. Charles was Vice Chancellor of University Relations at                            Justice
  the University of California, Los Angeles from 1980 to 1993 and served in various administrative capacities at that
  university since 1972. He is now an independent consultant in higher education management.

ADAM JERNEY ...................................................   57         1992
  Mr. Jerney is Chief Operating Officer and President of ICN.
  He served as Chairman of the Board and Chief Executive
  Officer of ICN, SPI, Viratek and Biomedicals from July 14,
  1992 to March 4, 1993 during Milan Panic's leave of absence.
  Mr. Jerney joined ICN in 1973 as Director of Marketing
  Research in Europe and assumed the position of General
  Manager of ICN Netherlands in 1975. In 1981, he was elected
  Vice President--Operations and in 1987 he became President and Chief Operating Officer of SPI. He became President of the Company in 1997. Prior to joining ICN, he spent four
  years with F. Hoffman-LaRoche & Company.

                                                                           YEAR
                                                                         COMMENCED
                                                                         SERVING AS
                                                                         DIRECTOR OF    OTHER CORPORATE
                 NAME AND PRINCIPAL OCCUPATION                    AGE    THE COMPANY    DIRECTORSHIPS
---------------------------------------------------------------   ---    -----------    -----------------------------
STEPHEN D. MOSES (a)(b)(f) ....................................   64         1988
  Mr. Moses is Chairman of the Board of Stephen Moses
  Interests. He was formerly Chairman of the Board of National
  Investment Development Corporation and Brentwood Bank in Los
  Angeles, California and a member of the National Advisory
  Board of the Center for National Policy. Mr. Moses serves on the Board of Visitors of Hebrew Union College, as well as the
  Board of Trustees of Franklin and Marshall College and the
  UCLA Foundation. From 1967 to 1971, Mr. Moses was an
  executive of the Boise Cascade Corporation, serving in
  several capacities, including President of Boise Cascade Home and Land Corporation. In the early 1970's, Mr. Moses was
  President of Flagg Communities, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                                           YEAR
                                                                         COMMENCED
                                                                         SERVING AS
                                                                         DIRECTOR OF    OTHER CORPORATE
                 NAME AND PRINCIPAL OCCUPATION                    AGE    THE COMPANY    DIRECTORSHIPS
---------------------------------------------------------------   ---    -----------    -----------------------------
ROGER GUILLEMIN, M.D., Ph.D. (d) ..............................   75         1989       Theratechnologies, Inc.;
  Dr. Guillemin has been an Adjunct Professor of Medicine at                            CEREP S.A.
  the University of California College of Medicine in San Diego
  since 1970. Prior to this, he was a Distinguished Scientist at the Whittier Institute in La Jolla, California from March
  1989 to 1995 and was Resident Fellow and Chairman of the
  Laboratories for Neuroendocrinology at the Salk Institute in
  La Jolla, California. Dr. Guillemin was awarded the Nobel
  Prize in Medicine in 1977 and, in the same year, was
  presented the National Medal of Science by the President of the United States. He was affiliated with the Department of
  Physiology at Baylor College of Medicine in Houston, Texas
  from 1952 to 1970. Dr. Guillemin is a member of the National
  Academy of Sciences, and a Fellow of the American Association
  for the Advancement of Science. He has also served as
  President of the American Endocrine Society.

JEAN-FRANCOIS KURZ (c)(e) .....................................   65         1989       Board of Banque Pasche
  Mr. Kurz was a member of the Board of Directors and the                               S.A., Geneva
  Executive Committee of the Board of DG Bank Switzerland Ltd.
  from 1990 to 1992. In 1988 and 1989, Mr. Kurz served as a
  General Manager of TDB American Express Bank of Geneva and
  from 1969 to 1988, he was Chief Executive Officer of Banque
  Gutzweiler, Kurz, Bungener in Geneva. Mr. Kurz is also
  Chairman of the Board of Banque Pasche S.A., Geneva.

                                                                           YEAR
                                                                         COMMENCED
                                                                         SERVING AS
                                                                         DIRECTOR OF    OTHER CORPORATE
                 NAME AND PRINCIPAL OCCUPATION                    AGE    THE COMPANY    DIRECTORSHIPS
---------------------------------------------------------------   ---    -----------    -----------------------------
CHARLES T. MANATT (c)(g) ......................................   63         1992       Federal Express; Comsat
  Mr. Manatt is a partner in the law firm of Manatt, Phelps,
  Phillips, of which he was a founder in 1965. Mr. Manatt
  served as Chairman of the Democratic Party.

MILAN PANIC (e) ...............................................   69         1960
  Mr. Panic, the founder of ICN, has been Chairman of the Board and Chief Executive Officer of ICN since its inception in
  1960 and served as President until 1997; except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of
  absence from October 1979 to June 1980. Mr. Panic served as
  Chairman of the Board and Chief Executive Officer of SPI,
  Viratek and Biomedicals from their respective inceptions
  (except for such leaves of absence) prior to the Merger, and he may be deemed to be a "control person" of the Company.

MICHAEL SMITH, Ph.D. (d) ......................................   67         1994       Pasteur-Merieux-
  Dr. Smith is Director of the Biotechnology Laboratory, an                             Counaught, North America
  interdisciplinary unit, at the University of British
  Columbia. He is a Peter Wall Distinguished Professor of
  Biotechnology and University Professor at the University. He
  has been a Career Investigator of the Medical Research
  Council of Canada since 1966 and was awarded the Nobel Prize in Chemistry in 1993 for the development of site-directed
  mutagenesis.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

                                                                           YEAR
                                                                         COMMENCED
                                                                         SERVING AS
                                                                         DIRECTOR OF    OTHER CORPORATE
                 NAME AND PRINCIPAL OCCUPATION                    AGE    THE COMPANY    DIRECTORSHIPS
---------------------------------------------------------------   ---    -----------    -----------------------------
WELDON B. JOLLEY, Ph.D. (b)(d)(e) .............................   72         1960
  Dr. Jolley is President of Golden Opportunities and was
  President of the Nucleic Acid Research Institute, a former division of ICN, from 1985 to 1989. Dr. Jolley was a Vice
  President of ICN until 1991. Prior to that, he was, for
  eleven years, Professor of Surgery at the Loma Linda
  University School of Medicine in Loma Linda, California and a
  physiologist at the Veterans Hospital in Loma Linda,
  California.

                                                                           YEAR
                                                                         COMMENCED
                                                                         SERVING AS
                                                                         DIRECTOR OF    OTHER CORPORATE
                 NAME AND PRINCIPAL OCCUPATION                    AGE    THE COMPANY    DIRECTORSHIPS
---------------------------------------------------------------   ---    -----------    -----------------------------
THOMAS H. LENAGH (b)(c)(f) ....................................   80         1979       Adams Express, V-Band Corp.,
  Mr. Lenagh is an independent financial advisor. He was                                ASD Group Fund, Clemente
  Chairman of the Board of Greiner Engineering, Inc. from 1982                          Global Fund Inrad Corp.
  to 1985. Mr. Lenagh served as Financial Vice President to the
  Aspen Institute from 1978 to 1980, and since then as an
  independent financial consultant. From 1964 to 1978, he was
  Treasurer of the Ford Foundation.

ROBERTS A. SMITH, Ph.D. (a)(d)(e) .............................   70         1960       PLC Medical Systems
  Dr. Smith was President of Viratek and Vice President--
  Research and Development of SPI through 1992. For more than eleven years, Dr. Smith was Professor of Chemistry and
  Biochemistry at the University of California at Los Angeles.

RICHARD W. STARR (c) ..........................................   78         1983
  Mr. Starr is the retired Executive Vice President and Chief
  Credit Officer Worldwide of First Interstate Bank of
  California. Mr. Starr spent 31 years with First Interstate before retiring in 1983 and has over 44 years of experience in commercial banking.

ANDREI KOZYREV, Ph.D.(f) ......................................   48         1998
  Prior to joining ICN, Dr. Kozyrev had served as a member of the Russian Parliament and several other senior level posts in Russia. Dr. Kozyrev earned his Ph.D. in History. He is
  also an author, having published several works on the Russian economy and international affairs.

------------------

(a) Member of the Compensation and Benefits Committee

(b) Member of the Audit Committee

(c) Member of the Finance Committee

(d) Member of the Science and Technology Committee

(e) Member of the Executive Committee

(f) Member of the Communications Committee

(g) Member of the Corporate Governance Committee

     None of the directors are related by blood or marriage to one another or to an executive officer of the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Executive Committee, Audit Committee, Finance Committee, Science and Technology Committee, Compensation and Benefits Committee, Communications Committee and Corporate Governance Committee, but does not have a standing nominating committee.

     The current members of the Executive Committee are Messrs. Panic, Jolley, Kurz and R. Smith. This Committee is empowered to act upon any matter for the Board of Directors, other than matters which may not be delegated under Delaware law. The Executive Committee held no meetings during the year ended
December 31, 1998.

     The current members of the Audit Committee, which held ten meetings during the year ended December 31, 1998 are Messrs. Lenagh, Jolley and Moses. Its functions include recommending to the Board of Directors the selection of the Company's independent public accountants and reviewing with such accountants the plan and results of their audit, the scope and results of the Company's internal audit procedures and the adequacy of the Company's systems of internal accounting controls. In addition, the Audit Committee reviews the independence of the independent public accountants and reviews the fees for audit and non-audit services rendered to the Company by its independent public accountants.

     The Compensation and Benefits Committee recommends to the Board of Directors the compensation and benefits for senior management and directors, including the grant of stock options. The current members of this Committee are Messrs. Barker, Charles, Moses, and R. Smith and Sen. Bayh. This Committee held seven meetings during the year ended December 31, 1998.

     The Finance Committee oversees investment and commercial banking issues and investment guidelines. The current members of this Committee are Messrs. Barker, Kurz, Lenagh, Manatt and Starr. This Committee held three meetings during the year ended December 31, 1998.

     The Science and Technology Committee formulates and oversees the scientific and technology policy of the Company. The current members of this Committee are Drs. Guillemin, Jolley, M. Smith and R. Smith. This Committee held three meetings during the year ended December 31, 1998.

     The Communications Committee oversees the development of external communications policy for the Company in both the public relations and investor relations disciplines. The current members of the Communications Committee are Messrs. Charles, Lenagh, Kozyrev and Moses. This Committee did not meet during the year ended December 31, 1998.

     The Corporate Governance Committee was formed in July of 1995 and oversees the development of the Company's policies and procedures to insure the Company's adherence to good corporate governance for the benefit of the stockholders of the Company. The current members of this Committee are Messrs. Manatt and Barker, and Sen. Bayh. This Committee did not meet during the year ended December 31, 1998.

     The Board of Directors met ten times during 1998 and all of the directors attended at least 75% of the meetings, except for Dr. Guillemin, Dr. Kozyrev, Mr. Kurz and Dr. M. Smith, who attended 70%, 40%, 40% and 40%, respectively.

                              STOCKHOLDER PROPOSAL

             PROPOSAL TO AMEND THE COMPANY'S BY-LAWS TO PROVIDE FOR
           A MANDATORY RETIREMENT POLICY FOR DIRECTORS OF THE COMPANY

     The following proposal was submitted by Heartland Advisors, 790 North Milwaukee St., Milwaukee, WI 53202.

  Mandatory Retirement for Director Nominees at Age 70

     RESOLVED, that the Bylaws of the Company be amended to provide for a mandatory retirement policy for all members of the Board at age 70, and further provided that if such policy is not adopted by the next regularly scheduled annual meeting for stockholders, the Company shall adopt, commencing with directors to be elected at the 2000 meeting, that the mandatory retirement age for all nominees of the Board of Directors is set at age 70 and no person shall be deemed qualified for nomination as a director whose term of office as a director shall extend past his or her 70th birthday.

                              SUPPORTING STATEMENT

     Certain members of the Company's Board of Directors may, if permitted, remain entrenched in their director positions even though they may no longer be capable of approaching their responsibilities with the vigor and flexible outlook demanded of an effective Board member. In addition, the extended entrenchment of Board members makes it more difficult to introduce new members, with fresh ideas and innovations to the Board of Directors. The imposition of a maximum age limit on nominees for election as Company directors will not only reduce the possibility that a director's age will adversely affect his or her ability to serve the Company, but will also facilitate periodic changes in the composition of the Board that will help to bring new ideas and approaches to bear on Company issues.

     This proposal is designed to provide that vigorous, energetic and innovative personnel can be brought into director positions and similar proposals have been previously adopted by numerous public corporations.

     Please vote "FOR" this proposal.

  The Board of Directors' Recommendation and Comments on the Foregoing Stockholder Proposal

     We believe that it is not in the best interest of the stockholders to prohibit qualified persons from serving as members of the Board of Directors solely on the basis of age. As the United States and various state governments have recognized in the passage of laws prohibiting age-related job discrimination, there is no legitimate scientific or other basis for the establishment of an arbitrary age for retirement. A policy mandating retirement from the Board at the age of 70, without regard to the potential contributions of the individual in question, could deprive the Corporation of the services of extremely able and dedicated directors whose experiences and areas of expertise contribute to the quality and diversity of the Board as a whole. We believe that a Board Member's ability to serve the Corporation is determined by such individual's unique qualifications, in the context of the overall composition of the Board and the Corporation's management needs, and not by such individual's age.

     In 1993 the United States Equal Employment Opportunity Commission sued Johnson & Higgins alleging that its mandatory retirement policy for directors violated the Age Discrimination in Employment Act. Under settlement terms recently reached, the Company was required to drop its mandatory retirement policy and pay $28 million dollars in damages to affected directors.

     The policy of the Board is to select nominees whom it believes to be best qualified to oversee the management of the Corporation. A policy restricting the discretion of the Board could have a negative impact on the quality and diversity of the nominees eligible for election to the Board.

     It should be noted that the portion of the foregoing stockholder proposal pertaining to nominees is ambiguous as stated in that it does not specify by what means the Corporation shall adopt the specified policy. Such portion may be intended as a proposal to amend the By-Laws or, alternatively, as a precatory recommendation that the Board adopt such policy.

     Accordingly, the Board of Directors recommends a vote AGAINST the foregoing stockholder proposal.

     Pursuant to the provisions of the Corporation's By-Laws, approval of the foregoing stockholder proposal, insofar as it constitutes a proposal to amend the By-Laws, would require the affirmative vote of not less than seventy-five percent of the voting power of all securities of the Corporation entitled to vote generally in the election of Directors. Otherwise, it would require the affirmative vote of a majority of the voting power of the securities of the Corporation represented at the Meeting and entitled to vote generally in the election of Directors. When a proxy in the form enclosed with the Proxy Statement is returned properly executed, such proxy will be voted against such stockholder proposal unless marked to the contrary. In the case of a By-Law amendment, abstentions and broker non-votes will have the effect of votes against such stockholder proposal. In the case of a precatory recommendation, abstentions will have the effect of votes against such stockholder proposal and broker non-votes will have no effect since they will not be considered for this purpose as securities represented at the Meeting.

                               EXECUTIVE OFFICERS

THE EXECUTIVE OFFICERS OF THE COMPANY ARE AS FOLLOWS:

NAME                                  AGE   PRESENT POSITION WITH THE COMPANY
----                                  ---   ---------------------------------
Milan Panic........................   69    Chairman of the Board and Chief Executive Officer
Adam Jerney........................   57    Director, President and Chief Operating Officer
John E. Giordani...................   57    Executive Vice President, Chief Financial Officer and Corporate
                                              Controller
Bill A. MacDonald..................   51    Executive Vice President, Strategic Planning
David C. Watt......................   46    Executive Vice President, General Counsel and Corporate Secretary
Jack L. Sholl......................   57    Senior Vice President, Corporate Human Resources
Richard A. Meier...................   40    Senior Vice President, Finance and Corporate Treasurer

     Milan Panic, the founder of ICN, has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1960 and President until 1997, except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of absence from October 1979 to June 1980. Mr. Panic has also served as Chairman of the Board and Chief Executive Officer of SPI, Viratek and Biomedicals since their respective inceptions (except for such leaves of absence).

     Adam Jerney has been President of the Company since January 1997 and has served as a director of ICN since 1992, at the time of Milan Panic's leave of absence. Prior to the Merger, he had served as an officer of ICN, Viratek and Biomedicals since 1987, and as President and Chief Operating Officer of SPI. He served as Chairman of the Board and Chief Executive Officer of ICN, SPI, Viratek and Biomedicals from July 14, 1992 to March 4, 1993 during Milan Panic's leave of absence (as discussed below). Mr. Jerney joined ICN in 1973 as Director of Marketing Research in Europe and assumed the position of General Manager of ICN Netherlands in 1975. In 1981, he was elected Vice President Operations. Prior to joining ICN, he spent four years with F. Hoffmann-LaRoche & Company.

     John E. Giordani joined ICN Pharmaceuticals, Inc. in June of 1986 as Senior Vice President and Chief Financial Officer. He has served as ICN's Executive Vice President and Chief Financial Officer since 1992. Prior to joining ICN,
Mr. Giordani served as Vice President and Corporate Controller of Revlon, Inc. in New York from 1982 through 1986 and Deputy and Assistant Corporate Controller with Revlon from 1978 through 1982. He was with the public accounting firm of Peat, Marwick, Mitchell & Co. (now known as "KPMG Peat Marwick LLP") from 1969 to 1978.

     Bill A. MacDonald joined ICN in March 1982 as Director of Taxes. In 1983, he became Vice President--Taxes and Corporate Development. In 1987,
Mr. MacDonald became Senior Vice President--Tax and Corporate Development, and in 1992 was promoted to Executive Vice President--Strategic Planning. Prior to the Merger in November 1994, he had been President of Biomedicals since March 18, 1993. From 1980 to 1982, he served as the Tax Manager of Pertec Computer Corporation. From 1973 to 1980, he was Tax Manager and Assistant Treasurer of Republic Corporation.

     David C. Watt joined ICN in March 1988 as Assistant General Counsel and Secretary. He was elected Vice President Law and Secretary in December 1988. In January 1992, Mr. Watt was promoted to Senior Vice President of ICN. On
February 1, 1994, Mr. Watt was elected Executive Vice President, General Counsel and Corporate Secretary of ICN. From 1986 to 1987, he was President and Chief Executive Officer of Unitel Corporation. He also served as Executive Vice President and General Counsel and Secretary of Unitel Corporation during 1986. From 1983 to 1986, he served with ICA Mortgage Corporation as Vice President, General Counsel and Corporate Secretary. Prior to that time, he served with Central Savings Association as Assistant Vice President and Associate Counsel from 1981 to 1983 and as Assistant Vice President from 1980 to 1981.

     Jack L. Sholl joined ICN in August 1987 as Vice President, Public Relations. Prior to the Merger, he was promoted to Senior Vice President of SPI. He was elected Senior Vice President-Corporate Human Resources in September 1994. From 1979 to August 1987, he served as Director of Financial and Media Communications with Warner-Lambert Company of Morris Plains, New Jersey, and from 1973 to 1979 as Manager, Department of Communications with Equibank, N.A. of Pittsburgh, Pennsylvania. Prior to that time, he served on the Public Relations staff of the New York Stock Exchange (1971-1973) and in editorial positions with The Associated Press (1986-1971), the last as supervising Business and Financial Editor in New York.

     Richard A. Meier joined ICN in May 1998 as Senior Vice President--Finance and Corporate Treasurer. Before joining ICN, Mr. Meier was a Senior Vice President with the investment banking firm of Schroder & Co. Inc. in New York, New York. From 1994 to 1996, he served as an Analyst at Salomon Smith Barney, Inc. in New York, New York. From 1985 to 1993, Mr. Meier served in various banking and private equity capacities at Manufacturers Hanover Trust Corporation, Australian Capital Equity, Inc., and Windsor Hall Partners in New York and Dallas, Texas.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

PRINCIPAL STOCKHOLDERS

     As of July 31, 1999, the following stockholders were known to management to be beneficial owners of more than 5% of the outstanding shares of the Common
Stock:

                NAME AND ADDRESS                    NUMBER OF SHARES     PERCENT OF CLASS
              OF BENEFICIAL OWNER                  BENEFICIALLY OWNED     OUTSTANDING(1)
              -------------------                  ------------------    ----------------
Heartland Advisors, Inc.(2) ....................        4,734,795               6.1%
  Heartland Value Fund
  790 North Milwaukee Street
  Milwaukee, WI 53202

------------------
(1) Total outstanding shares of Common Stock for purposes of this table include 78,233,892 shares outstanding on July 31, 1999.

(2) As reported on Form 13G filed with the Securities and Exchange Commission (the "Commission"), 4,734,795 shares may be deemed beneficially owned by Heartland Advisors within the meaning of Rule 13d-3 of the Securities Act of 1934. The interests of Heartland Group, Inc., a services investment company for which Heartland Advisors serves as investment advisor, relates to more than 5% of the class.

                            OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of July 31, 1999, certain information regarding the beneficial ownership of the Company's common stock and the percent of shares owned beneficially by each director, nominee, and each Named Executive Officer, and all directors, nominees, and executive officers of the Company as a group:

                                                                                     NUMBER OF SHARES
                                                                                       AND NATURE OF
                                                                                   BENEFICIAL OWNERSHIP
                                                                                          OF ICN           PERCENTAGE
                           IDENTITY OF OWNER OR GROUP                                 COMMON STOCK(1)       OF CLASS
                           --------------------------                              --------------------    ----------
Norman Barker, Jr...............................................................           103,694(3)           (2)
David H. Batchelder.............................................................         1,563,900(4)          2.0%
Birch E. Bayh, Jr...............................................................            54,141(5)           (2)
Alan F. Charles.................................................................            57,424(6)           (2)
Roger Guillemin, M.D., Ph.D.....................................................           117,384(7)           (2)
Adam Jerney.....................................................................         1,057,600(8)          1.3%
Weldon B. Jolley, Ph.D..........................................................            98,198(9)           (2)
Andrei Kozyrev..................................................................             5,625(10)          (2)
Jean-Francois Kurz..............................................................            86,503(11)          (2)
Thomas H. Lenagh................................................................            92,992(12)          (2)
Charles T. Manatt...............................................................           119,593(13)          (2)
Stephen D. Moses................................................................            46,918(14)          (2)
Milan Panic.....................................................................         2,920,968(15)         3.6%
Michael Smith, Ph.D.............................................................            89,688(16)          (2)
Roberts A. Smith, Ph.D..........................................................           173,586(17)          (2)
Richard W. Starr................................................................            86,207(18)          (2)
John E. Giordani................................................................            81,863(19)          (2)
Bill A. MacDonald...............................................................            23,095(20)          (2)
David Watt......................................................................           175,320(21)          (2)
Directors, nominees, and executive officers of the Company as a group
  (21 persons)..................................................................         7,059,649(22)         8.5%

------------------

(1) Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property which either spouse may manage and control, and the Company has no information as to whether any shares shown in this table are subject to community property laws.

(2)  Less than 1%.

(3) Includes 98,565 shares of ICN common stock which Mr. Barker has the right to acquire within 60 days upon the exercise of stock options.

(4) All of the above shares are held by Relational Investors, LLC ("RILLC"), separate accounts which it manages or by limited partnerships (Relational Coast Partners, L.P., Relational Investors, L.P., Relational Fund Partners, L.P., or Relational Partners, L.P.) of which RILLC is the sole general partner. Mr. Batchelder is one of three managing members of RILLC and shares voting and dispositive power as to the shares. For certain purposes, Mr. Batchelder may be deemed to be the beneficial owner of shares held by RILLC and its related managed accounts and limited partnerships.

(5) Includes 54,141 shares of ICN common stock which Sen. Bayh has the right to acquire within 60 days upon the exercise of stock options.

(6) Includes 57,355 shares of ICN common stock which Mr. Charles has the right to acquire within 60 days upon the exercise of stock options.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(7) Includes 116,556 shares of ICN common stock which Dr. Guillemin has the right to acquire within 60 days upon the exercise of stock options.

(8) Includes 1,051,044 shares of ICN common stock which Mr. Jerney has the right to acquire within 60 days upon the exercise of stock options.

(9) Includes 97,973 shares of ICN common stock which Dr. Jolley has the right to acquire within 60 days upon the exercise of stock options.

(10) Includes 5,625 shares of ICN common stock which Dr. Kozyrev has the right to acquire within 60 days upon the exercise of stock options.

(11) Includes 86,503 shares of ICN common stock which Mr. Kurz has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes 84,591 shares of ICN common stock which Mr. Lenagh has the right to acquire within 60 days upon the exercise of stock options.

(13) Includes 116,556 shares of ICN common stock which Mr. Manatt has the right to acquire within 60 days upon the exercise of stock options.

(14) Includes 46,615 shares of ICN common stock which Mr. Moses has the right to acquire within 60 days upon the exercise of stock options.

(15) Includes 2,520,274 shares of ICN common stock which Mr. Panic has the right to acquire within 60 days upon the exercise of stock options.

(16) Includes 89,688 shares of ICN common stock which Dr. Michael Smith has the right to acquire within 60 days upon the exercise of stock options.

(17) Includes 165,608 shares of ICN common stock which Dr. Roberts A. Smith has the right to acquire within 60 days upon the exercise of stock options.

(18) Includes 5,625 shares of ICN common stock which Mr. Starr has the right to acquire within 60 days upon the exercise of stock options.

(19) Includes 78,795 shares of ICN common stock which Mr. Giordani has the right to acquire within 60 days upon the exercise of stock options.

(20) Includes 20,061 shares of ICN common stock which Mr. MacDonald has the right to acquire within 60 days upon the exercise of stock options.

(21) Includes 169,292 shares of ICN common stock which Mr. Watt has the right to acquire within 60 days upon the exercise of stock options.

(22) Includes 4,959,600 shares of ICN common stock which directors and executive officers have the right to acquire within 60 days upon the exercise of stock options.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires ICN's executive officers and directors, and persons who own more than ten percent of a registered class of ICN's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Such executive officers, directors and stockholders are required by Commission regulation to furnish ICN with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by ICN, or written representations from certain reporting persons that no Forms 5 were required for those persons, ICN believes that during fiscal year 1998 all filing requirements applicable to its executive officers, directors and ten percent beneficial owners were timely satisfied with the exception of A. Jerney, an officer, who filed one late report of a required Form 144 for the notice of proposed sale of securities, and R. Meier, an officer, who filed one late report of a required Form 3 for the initial statement of beneficial ownership of securities.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer and the four most highly paid executive officers of the Company (the "Named Executive Officers"), for services rendered to the Company in all capacities during the years ended December 31, 1998, 1997 and 1996.

                                               ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                   -------------------------------------------   ----------------------------
                                                                  OTHER ANNUAL    RESTRICTED     SECURITIES       ALL OTHER
             NAME AND                                             COMPENSATION      STOCK        UNDERLYING     COMPENSATION
        PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)      ($)(1)       AWARDS($)(2)   OPTIONS(#)(3)      ($)(4)
        ------------------         ----   ---------   ---------   ------------   ------------   -------------   ------------
Milan Panic....................... 1998    701,277    1,336,000                    4,013,966       253,542         193,366(5)
  Chairman and Chief               1997    644,680    1,787,000                           --       279,000         190,473
  Executive Officer                1996    612,500      750,000                           --       150,000          73,893

Adam Jerney....................... 1998    422,940      235,773                    1,204,183        50,000          40,144(6)
  President and Chief              1997    402,800      669,200                           --       111,600          26,729
  Operating Officer                1996    380,000      160,000                           --            --          22,400

John E. Giordani.................. 1998    312,375      423,900                      802,800        45,000          14,490(7)
  Executive Vice President,        1997    297,500      376,800                           --        69,750          15,499
  Chief Financial Officer          1996    278,000      127,000                           --            --          16,300
  and Corporate Controller

Bill A. MacDonald................. 1998    222,600      328,567                      802,800        45,000           3,100(8)
  Executive Vice President,        1997    212,000      444,324                           --        69,750           3,502
  Strategic Planning               1996    200,000      141,000                           --            --          15,600

David Watt........................ 1998    224,700      354,449                      802,800        45,000           2,256(9)
  Executive Vice President,        1997    214,000      562,000                           --        69,750           4,657
  General Counsel and              1996    200,000      269,000                           --            --           3,000
  Corporate Secretary

------------------
(1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) Includes award of restricted stock under the Company's Long Term Incentive Plan. The values of restricted stock awards presented in the table are based upon the market value of the common stock as of the date awarded. The restricted shares vest 25% per year, starting one year from the date of grant. At December 31, 1998, the aggregate number of shares of restricted stock and the value thereof were: Mr. Panic, 122,254 shares, $2,769,053;
    Mr. Jerney, 36,676 shares, $830,711; Mr. Giordani, 24,451 shares, $553,815;
    Mr. MacDonald, 24,451 shares, $553,815; Mr. Watt, 24,451 shares, $553,815.
    Dividends are paid on the restricted shares to the same extent paid on the Company's common stock, and are held in escrow until the related shares are vested.

(3) Includes grants of options to purchase shares of the Company's common stock.

(4) Except where otherwise indicated, the amounts in this column represent matching contributions to the Company's 401(K) plan, amounts accrued under an executive deferral plan and medical benefits and medical and life insurance premiums.

(5) In 1998, the $193,366 of "All Other Compensation" Mr. Panic received consisted of the following: executive medical ($1,777), life insurance ($9,688), and interest paid pursuant to a collateral agreement ($181,901).

(6) In 1998, the $40,144 of "All Other Compensation" Mr. Jerney received consisted of the following: accounting-tax ($26,895), executive medical ($8,337), tennis club ($420) and life insurance ($4,492).

(7) In 1998, the $14,490 of "All Other Compensation" Mr. Giordani received consisted of the following: executive medical ($10,318) and life insurance ($4,172).

(8) In 1998, the $3,100 of "All Other Compensation" Mr. MacDonald received consisted of the following: executive medical ($1,140) and life insurance ($1,960).

(9) In 1998, the $2,256 of "All Other Compensation" Mr. Watt received consisted of life insurance.

     In April 1997, the Company made a short-term advance of $327,000 to Mr. Panic which was repaid, with interest, in 1997.

     In August 1996, the Company loaned Mr. Panic $428,000 in regards to tax matters relating to the exercise of stock options. This loan, along with accrued interest, was repaid in November 1996.

     In June 1996, the Company made a short-term loan to Mr. Panic in the amount of $3,500,000 for certain personal obligations. During August 1996, this amount was repaid to the Company. In connection with this transaction, the Company guaranteed $3,600,000 of debt of Mr. Panic with a third party bank. In addition to the guarantee, the Company deposited $3,600,000 with this bank as collateral to Mr. Panic's debt. This deposit is recorded as a long-term asset on the balance sheet. Mr. Panic has provided collateral to the Company's guarantee in the form of a right to the proceeds of the exercise of stock options in the amount of 150,000 options with an exercise price of $15.17 and the rights to a $4,000,000 life insurance policy provided by the Company. In the event of any default on the debt to the bank, the Company has recourse that is limited to the collateral described above. Both the transaction and the sufficiency of the collateral for the guarantee were approved by the Board of Directors.

     In February 1996, the Company loaned Mr. Jerney $389,000 for the exercise of stock options. This amount was subsequently repaid with interest.

OPTION GRANT TABLE

     The following table sets forth information with respect to options to purchase shares of Common Stock granted to Named Executive Officers in 1998.

                                                               PERCENT OF
                                      NUMBER OF           TOTAL OPTIONS GRANTED
                                 SECURITIES UNDERLYING      TO EMPLOYEES IN        EXERCISE    EXPIRATION      GRANT DATE
            NUMBER                 OPTIONS GRANTED(1)        FISCAL YEAR(2)          PRICE        DATE       PRESENT VALUE(3)
------------------------------   ---------------------    ---------------------    --------    ----------    ----------------
Milan Panic...................          150,000                    6.0%             $45.25       5/01/08        $3,119,325
Milan Panic...................          103,542(4)                 4.0%             $ 2.91       9/14/99        $1,285,909
Adam Jerney...................           50,000                    2.0%             $45.25       5/01/08        $1,039,775
John E. Giordani..............           45,000                    1.8%             $45.25       5/01/08        $  935,797
Bill A. MacDonald.............           45,000                    1.8%             $45.25       5/01/08        $  935,797
David C. Watt.................           45,000                    1.8%             $45.25       5/01/08        $  935,797

------------------
(1) Unless otherwise noted, the options granted have ten year terms. The options granted to the executive officers excluding Mr. Panic vest according to the following schedule: 25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. The grants received by Mr. Panic were vested as of the date of grant. Except as otherwise noted, all options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

(2) Options to purchase a total of 2,515,000 shares were granted to employees, including executive officers, during fiscal 1998, including 304,000 shares resulting from the extension of the term of certain options held by four officers, directors or employees of the Company.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

(4) In September 1998, the Compensation Committee of the Company's Board of Directors extended, by one year, the term of options to purchase 103,542 shares of the Company's common stock held by Mr. Panic (which expired in September 1998). The market price of the Company's common stock at the time was $15.25 per share.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information regarding (i) stock option exercises by the Named Executive Officers during 1998 and (ii) unexercised stock options held by the Named Executive Officers at December 31, 1998:

                                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                    SHARES                         OPTIONS AT 12/31/98                AT 12/31/98(2)
                                   ACQUIRED       VALUE        ----------------------------    ----------------------------
             NAME                ON EXERCISE    REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Milan Panic...................          --       $      --       2,520,279             --      $18,431,449      $      --
Adam Jerney...................          --              --       1,010,652        133,700       13,308,805        749,810
John E. Giordani..............          --              --          92,050         87,937          727,254        384,643
Bill A. MacDonald.............          --              --          53,552         87,937          559,607        384,643
David Watt....................      25,000         855,795         162,546         87,937        1,754,368        384,643

------------------
(1) Difference between the fair market value of the shares of common stock of the Company at the date of exercise and the exercise price.

(2) Difference between the fair market value of the shares of common stock of the Company on December 31, 1998 and the exercise price.

COMPENSATION OF DIRECTORS OF ICN

     Members of the Board of Directors of ICN, other than employees, were paid an annual fee of $30,000, payable quarterly, plus a fee of $1,000 for every Board meeting attended and an additional fee of $1,000 for every committee meeting attended, and were reimbursed for their out-of-pocket expenses in attending meetings. In addition, non-employee directors on each April 18th are granted options to purchase 22,500 shares of the Company's common stock. During 1998, the Company extended by one year the term of options to purchase 103,495 shares of common stock which are held by Roberts Smith, Ph.D., a director of the Company.

CERTAIN EMPLOYMENT AGREEMENTS

     On March 18, 1993, the Board of Directors of ICN adopted Employment Agreements ("Employment Agreements") which contained "Change in Control" benefits for five current key senior executive officers of ICN. The executives include Messrs. Jerney, Giordani, MacDonald and Watt, then officers of ICN, and Mr. Sholl, then an officer of SPI. The Employment Agreements were assumed by ICN in connection with the Merger. In addition, the Company entered into an Employment Contract with Richard A. Meier, Senior Vice President- Finance and Corporate Treasurer, on December 31, 1998, containing identical provisions to the "Employment Agreements".

     The Employment Agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened Change in Control. Each agreement with Messrs. Jerney, Giordani, MacDonald, Watt and Sholl had an initial term which ended March 30, 1996 and has been extended through March 30, 2000. The Agreement with Mr. Meier has an initial term extending through December 31, 2000. The Employment Agreements automatically extend for one year terms each year thereafter unless either the executive or ICN elects not to extend it (provided that any notice by ICN not to extend the agreement cannot cause the agreement to be terminated prior to the expiration of the third anniversary of the date of the Agreements). These Employment Agreements provide that each executive shall receive severance benefits equal to three times salary and bonus (and certain other benefits) if the executive's employment is terminated without cause, if the executive terminates employment for certain enumerated reasons following a Change in Control of ICN (including a significant reduction in the executive's compensation, duties, title or reporting responsibilities or a change in the executive's job location), or the executive leaves ICN for any reason or without reason during a sixty day period commencing six months after the Change in Control. The executive is under no obligation to mitigate amounts payable under the Employment Agreements.

     For purposes of the Employment Agreements, a "Change in Control" means any of the following events: (i) the acquisition (other than from ICN) by any person, subject to certain exceptions, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting power of ICN's then outstanding voting securities; (ii) the existing Board of Directors cease for any reason to constitute at least two-thirds of the Board, unless the election, or nomination for election by ICN's stockholders, of any new director was approved by a vote of at least two-thirds of the existing Board of Directors; or (iii) approval by stockholders of ICN of (a) a merger or consolidation involving ICN if the stockholders of ICN, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 80% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of ICN outstanding immediately before such merger or consolidation, or (b) a complete liquidation or dissolution of ICN or an agreement for the sale or other disposition of all or substantially all of the assets of ICN. Removal of ICN's Board of Directors would also constitute a Change in Control under the Employment Agreements. If the employment of such key senior executives is terminated under any of the circumstances described above the executives would be entitled to receive the following approximate amounts (based upon present compensation): Adam Jerney $3,276,420; John Giordani $2,208,825; Bill MacDonald $2,000,772; David Watt $2,360,100; Jack Sholl $1,277,295; and Richard A. Meier $1,593,384. In addition, the vesting of certain options granted to the executives would be accelerated. The value of the accelerated options would depend upon the market price of the shares at that time.

PANIC EMPLOYMENT AGREEMENT

     ICN and Milan Panic entered into an Employment Agreement effective
October 1, 1988, which, as amended and extended, terminates on December 31, 2002 (the "Panic Employment Agreement"). The base amount of salary for Mr. Panic was determined by the Compensation Committee of the Board of Directors of ICN in 1988. In setting the base amount, the Compensation Committee took into consideration Mr. Panic's then-current base salary, the base salaries of chief executives of companies of similar scope and complexity and the Compensation Committee's desire to retain Mr. Panic's services, given his role as founder of ICN. Upon consummation of the merger, the Panic Employment Agreement was assumed by ICN. The Panic Employment Agreement provides for an annual salary, currently $701,277, with an annual 7% increase payable under certain circumstances. The Panic Employment Agreement provides that during the period of his employment, Mr. Panic will not engage in businesses competitive with ICN without the approval of the Board of Directors. Under the Panic Employment Agreement,
Mr. Panic agreed to waive and eliminate retirement benefits contained in his prior employment contract with ICN. Instead, Mr. Panic may, at his option, retire upon termination of the Panic Employment Agreement.

     Upon retirement, Mr. Panic may, at his option, provide consulting services to ICN for $120,000 per year for life, which amount is subject to annual cost-of-living adjustments from the base year of 1967 until the date of retirement. Mr. Panic will be entitled when serving as a consultant to participate in the Company's medical and dental plans. Including such cost-of-living adjustments, the annual cost of such consulting services is currently estimated to be in excess of $584,000. The consulting fee shall not at any time exceed the highest annual compensation, as adjusted, paid to Mr. Panic during his employment by ICN. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments. The Panic Employment Agreement includes a severance compensation provision in the event of a Change in Control of ICN. The Panic Employment Agreement provides that if within two years after a Change in Control of ICN, Mr. Panic's employment with ICN is terminated, except as a result of death, disability or illness, or if Mr. Panic leaves the employ of ICN within such two-year period, then Mr. Panic will receive as severance compensation, five times his annual salary, as adjusted, and Mr. Panic will be deemed to have retired and will receive the same consulting fees to which he would otherwise have been entitled under the Panic Employment Agreement. A Change in Control of ICN would occur, for purposes of the Panic Employment Agreement, if (i) a Change in Control shall occur of a nature which would be required to be reported in response to Item 6(e) of
Schedule 14A under the Exchange Act (for purposes of that Item, "control" is defined as the power to direct or cause the direction of the management and policies of ICN, whether through the ownership of voting securities, by contract, or otherwise) unless two-thirds of the Existing Board of Directors, as defined below, decide in their discretion that no Change in Control has occurred for purposes of the agreement; (ii) any person is or becomes the beneficial owner, directly or indirectly, of securities of ICN representing 15% or more of the combined voting power of ICN's then outstanding securities; (iii) the persons constituting the Existing Board of Directors, as defined below, cease for any reason to constitute a majority of ICN's Board of Directors; or (iv) shares of ICN common stock cease to be registered under the Exchange Act. "Existing Board of Directors" is defined in the Panic Employment Agreement as those persons constituting the Board of Directors at the date of the Panic Employment Agreement, together with each new director whose election or nomination for election by ICN's stockholders was previously approved, or is approved within thirty days of such election or nomination, by a vote of at least two-thirds of the directors in office prior to such person's election as a director. If Mr. Panic's employment is terminated under any of the circumstances described above following such a Change in Control, in addition to the consulting fee as described above, Mr. Panic would be entitled to receive (based upon present compensation) $3,506,385.

COMPENSATION REPORT

     The Compensation and Benefits Committee ("Committee") is composed of Messrs. Barker, Charles, R. Smith and Moses and Sen. Bayh, each of whom are an independent non-employee director.

     The following statement made by the members of the Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

  Compensation Philosophy

     The Board of Directors adopts an annual budget and financial plan which incorporates the goals and objectives to be achieved by the Company and the specific operating units. The goals focus on growth in operating income and growth in earnings per share. Each executive is responsible for the performance of their unit in relation to the plan. Specific goals and objectives for each executive are reviewed by the executive and their supervisor. In reviewing the annual performance which will determine the executive's compensation, the supervisor assesses a performance grade based on the pre-set performance objectives. This assessment is used to determine base salary for the following fiscal year. Eligibility for bonus awards was based on the pre-set performance guidelines and growth in operating income and earnings per share. However, bonuses may be paid even when these objective standards are not met if specific contributions by an employee merit a bonus or the reasons for failure to meet the objective standards are beyond the control of the Company and/or the employee. Stock options are granted based on a program developed for the Company by Towers Perrin, a compensation consulting company. Each individual's base number of options is derived from a formula which ties to their base salary. The Committee may then consider the achievement of individual as well as corporate performance goals in determining the ultimate number of options granted.

     The compensation of executives consists of salary, a bonus plan to reward performance and long-term stock incentive plans.

  Base Salary

     Salaries are paid within certain grades which are established by the Human Resources Department reviewing data of other like companies in the same industry. The Company reviewed salary surveys prepared by Towers Perrin. These surveys did not state which companies participated in the surveys. The salary levels were in the median of compensation for similar positions. Grades are updated to reflect changes in the marketplace. The salaries of executives are reviewed on an annual basis by supervisory managers and the Committee.

  Bonus Plan

     The Company has adopted an Incentive Bonus Plan which is based on target goals of growth in both operating income and earnings per share. Individual performance goals are compared against the target goals established. Recommendations are made by individual supervisors and approved by the Committee.

  Long Term Stock Incentive Plans

     Stock options are granted as long-range incentives to executives. Options are granted at fair market value and vest over a ten year period. The amount of options granted is tied to salary and performance and each grant is evaluated. No grant to executives is automatic. In 1996, the stockholders approved a Long Term Incentive Plan

("LTIP") which provides for restricted stock awards to be granted to certain key officers and employees of the Company. Eligibility for awards under the LTIP requires that the Company's stock performance exceeds that of the Standard and Poor's 500 Index.

  Chief Executive Officer Compensation

     The Committee determines the compensation of the Chief Executive Officer based on a number of factors. The goal of the Committee is to grant compensation consistent with compensation granted to other chief executive officers of companies in the same industry. The Chief Executive Officer's compensation is based on an employment agreement with ICN (see "Executive Compensation") comprised of a base salary and a bonus based on the Company's performance. Special one-time bonuses will be paid, at the Committee's discretion, based on special contributions made to the Company. Substantial bonuses are approved by the Board of Directors.

  Internal Revenue Code Section 162(m)

     Section 162(m) of the Code, which was enacted in 1993, generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1,000,000 in any taxable year beginning after January 1, 1994 to the chief executive officer and any of the four other most highly compensated executive officers who are employed by ICN on the last day of the taxable year.
Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by the stockholders. The application of
Section 162(m) is not expected to have a material impact on the federal income tax liability of ICN.

  Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Messrs. Barker, Charles, Moses, and
R. Smith and Sen. Bayh, each a non-employee director. Sen. Bayh (or the law firm with which he is affiliated), and Messrs. Charles and Moses received $139,530, $48,000, and $48,000 respectively, in 1998 from ICN for consulting services rendered.

                                          Compensation and Benefits Committee
                                          Norman Barker, Jr.
                                          Senator Birch Bayh
                                          Alan F. Charles
                                          Roberts A. Smith
                                          Stephen D. Moses

                               PERFORMANCE GRAPH

     The following compares the cumulative total return on an investment in ICN Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index and the 5-Stock Custom Composite Index for the five years ended
December 31, 1998. The graph assumes the investment of $100 in ICN Common Stock or in each index on December 31, 1993, and that all dividends were reinvested. The cumulative total return for the Company is based on an initial investment in SPI (the predecessor for accounting purposes to the Company) on December 31, 1993 (and taking into account the conversion of shares of SPI common stock into Shares in the Merger on November 11, 1994 on a one for one basis).

                           CUMULATIVE TOTAL RETURN
        Based upon an initial investment of $100 on December 31, 1993 with dividends reinvested

                                   [GRAPH]

                  MEASUREMENT PERIOD
                     (FISCAL YEAR                ICN                        OLD CUSTOM COMPOSITE    NEW CUSTOM COMPOSITE
                       COVERED)          PHARMACEUTICALS INC.    S&P 500       INDEX (5 STOCKS)        INDEX (5 STOCKS)
                 --------------------    --------------------    -------    --------------------    --------------------
                        Dec-93                    100              100               100                     100
                        Dec-94                    127              101               125                      97
                        Dec-95                    152              139               206                     123
                        Dec-96                    156              171               192                     109
                        Dec-97                    395              229               198                     138
                        Dec-98                    276              294               383                     253

     The 5-Stock Old Custom Composite Index consists of Allergan Inc., Amgen Inc., Carter Wallace Inc., Forest Laboratories--Class A, and Syntex Corp. Performance for Syntex calculated through September 1994. after which the company was acquired.

     The 5-Stock New Custom Composite Index consists of Allergan Inc., Alza Corp., Forrest Laboratories (Class A), Mylan Laboratories and Watson Pharmaceuticals Inc.

     The Company modified its composite index of peer companies to more accurately reflect the Company's standing in the specialty pharmaceutical industry. The Company deleted Amgen and Carter Wallace on the basis that these businesses no longer were a meaningful comparison with the Company's business. Syntex was deleted due to the fact that it was acquired in 1994.

                              CERTAIN TRANSACTIONS

     In June 1996, the Company made a short-term loan to Mr. Panic in the amount of $3,500,000 for certain personal obligations. During August 1996, this amount was repaid to the Company. In connection with this transaction, the Company guaranteed $3,600,000 of debt of Mr. Panic with a third party bank. In addition to the guarantee, the Company deposited $3,600,000 with this bank as collateral to Mr. Panic's debt. This deposit is recorded as a long-term asset on the balance sheet. Mr. Panic has provided collateral to the Company's guarantee in the form of a right to proceeds of the exercise of stock options in the amount of 150,000 options with an exercise price of $15.17 and the rights to a $4,000,000 life insurance policy provided by the Company. In the event of any default on the debt to the bank, the Company has recourse that is limited to the collateral described above. Both the transaction and the sufficiency of the collateral for the guarantee were approved by the Board of Directors.

     During 1998, Sen. Bayh, or the law firm with which he is affiliated, received legal or consulting fees from ICN in the amount of $139,530. In addition, Drs. Guillemin and M. Smith and Messrs. Charles and Moses received $75,000, $50,000, $48,000, and $48,000, respectively, in 1998 from ICN for consulting services rendered.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP was selected as the Company's independent public accountants for fiscal 1998. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and such representative will have an opportunity to make a statement if desired. Further, such representative will be available to respond to appropriate stockholder questions directed to him or her.

                             STOCKHOLDER PROPOSALS

     Any stockholder wishing to submit a proposal to be presented to all stockholders at the Company's 2000 Annual Meeting must submit his proposal to the Company so that it is received by the Company at its principal executive offices no later than January 30, 2000.

                                 ANNUAL REPORT

     The Annual Report to Stockholders for the year ended December 31, 1998 (including audited financial statements) is being mailed to stockholders with this Proxy Statement. The Annual Report does not form part of the material for the solicitation of proxies.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters which are likely to come before the Meeting. If any other matters, of which the Board is not now aware, should properly come before the Annual meeting, it is intended that the person named in the accompanying form of proxy will vote such proxy in accordance with his best judgment on such matters.

                                          By Order of the Board of Directors,

                                          /s/ Milan Panic

                                          Milan Panic
                                          Chairman of the Board

Costa Mesa, California
August 27, 1999

     THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626.

                           ICN PHARMACEUTICALS, INC.
                              3300 HYLAND AVENUE,
                          COSTA MESA, CALIFORNIA 92626

         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON SEPTEMBER 22, 1999
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ICN
                             PHARMACEUTICALS, INC.

    The undersigned hereby appoints Milan Panic and David C. Watt as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of ICN Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on August 10, 1999 at the annual meeting of stockholders to be held at 10:00 a.m. E.D.T. on September 22, 1999 or any adjournments or postponements thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote "FOR" the nominees to the Board of Directors listed below, and AGAINST the adoption of the stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "AGAINST" PROPOSAL 2.

--------------------------------------------------------------------------------
               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

/x/ Please mark your vote as in this example.

1. Election of nominees listed below to the Board of Directors of the Company. The Board of Directors of the Company recommends a vote "FOR" Proposal 1.

      FOR all nominees listed below                                 WITHHOLD AUTHORITY
      (except as marked to the contrary below)    / /               to vote for all nominees listed below    / /

  NOMINEES: Norman Barker, Jr., David H. Batchelder, Birch Bayh, Jr., Esq., Alan F. Charles, Adam Jerney, and Stephen Moses

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the following space)

2. Adoption of a stockholder proposal.

The Board of Directors recommends a vote "AGAINST" Proposal 2.

         FOR  / /               AGAINST  / /               ABSTAIN  / /

NOTE: Please date this Proxy and sign exactly as your name appears herein. When there is more than one owner, all must sign, when signatory or attorney, executor, administrator, trustee, guardian, corporate officer or partner, sign full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

    THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE COPY OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT (WITH ALL ENCLOSURES AND ATTACHMENTS) RELATING TO THE MEETING.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU SIGN, DATE AND MAIL THE PROXY CARD TODAY.


                                        ----------------------------------------
                                        Signature(s)            Date


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                                        Signature(s)            Date